Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder
Principal Life Insurance Company
We have audited the consolidated financial statements of Principal Life Insurance Company
(the Company) as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, and have issued our report thereon dated March 25, 2015. Our audits also included the financial statement schedules listed in Item 26(o) of this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these schedules based on our audits.
In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/Ernst & Young LLP

Des Moines, Iowa
March 25, 2015

Schedule I - Summary of Investments - Other Than Investments in Related Parties
December 31, 2014

			Amount as
			shown in the
			consolidated
			statement of
			financial
Type of Investment	Cost	Value	position
		(in millions)
Fixed maturities, available-for-sale:
U.S Treasury securities and obligations of U.S government
corporations and agencies	$1,074.5	$1,110.7	$1,110.7
States, municipalities and political subdivisions	3,891.0	4,176.2	4,176.2
Foreign governments	357.2	446.6	446.6
Public utilities	3,123.5	3,423.6	3,423.6
Redeemable preferred stock	48.3	53.0	53.0
All other corporate bonds	23,781.8	25,438.1	25,438.1
Residential mortgage-backed securities	2,687.0	2,805.2	2,805.2
Commercial mortgage-backed securities	3,896.9	3,975.5	3,975.5
Collateralized debt obligations	521.2	504.1	504.1
Other debt obligations	4,583.4	4,616.4	4,616.4
Total fixed maturities, available-for-sale	43,964.8	46,549.4	46,549.4
Fixed maturities, trading	400.3	400.3	400.3
Equity securities, available-for-sale:
Banks, trust and insurance companies	60.7	51.4	51.4
Industrial, miscellaneous and all other	2.1	3.0	3.0
Non-redeemable preferred stock	50.3	54.5	54.5
Total equity securities, available-for-sale	113.1	108.9	108.9
Equity securities, trading	191.6	191.6	191.6
Mortgage loans (1)	11,220.3	XXXX	11,164.4
Real estate, net:
Real estate acquired in satisfaction of debt (3)	133.8	XXXX	127.6
Other real estate	1,212.8	XXXX	1,212.8
Policy loans	799.0	XXXX	799.0
Other investments (2)	1,429.4	XXXX	1,428.4
Total investments	$59,465.1	XXXX	$61,982.4

(1)
The amount shown in the Consolidated Statement of Financial Position for mortgage loans differs from cost as mortgage loans are generally reported at cost adjusted for amortization of premiums and accrual of discounts, computed using the interest method and net of valuation allowances.

(2)
The amount shown in the Consolidated Statement of Financial Position for other investments differs from cost due to accumulated earnings from minority interests in unconsolidated entities and properties owned jointly with venture partners and operated by the partners. Other investments also includes derivative assets and certain seed money investments, which are reported at fair value, and commercial mortgage loans of consolidated VIEs for which the fair value option was elected.

Schedule III - Supplementary Insurance Information
As of December 31, 2014 and 2013 and for each of the years ended December 31, 2014, 2013 and 2012

			Contractholder
	Deferred	Future policy	and other
	acquisition	benefits and	policyholder
Segment	costs	claims	funds

	(in millions)
2014:
Retirement and Investor Services	$797.2	$11,274.2	$28,968.5
Principal Global Investors	—	—	—
U.S. Insurance Solutions	1,957.4	8,379.4	5,201.3
Corporate	—	38.0	2.7
Total	$2,754.6	$19,691.6	$34,172.5

2013:
Retirement and Investor Services	$848.9	$9,975.6	$30,537.5
Principal Global Investors	—	—	—
U.S. Insurance Solutions	1,999.9	8,228.0	5,082.9
Corporate	—	41.4	(286.3)
Total	$2,848.8	$18,245.0	$35,334.1

Schedule III - Supplementary Insurance Information - (continued)
As of December 31, 2014 and 2013 and for each of the years ended December 31, 2014, 2013 and 2012

				Amortization of
	Premiums and	Net	Benefits, claims	deferred	Other
	other	investment	and settlement	acquisition	operating
Segment	considerations	income (1)	expenses	costs	expenses (1)
	(in millions)
2014:
Retirement and Investor
Services	$1,584.5	$1,857.7	$2,766.9	$163.6	$1,056.9
Principal Global Investors	—	12.1	—	—	496.3
U.S. Insurance Solutions	1,913.8	711.8	1,847.9	184.9	710.4
Corporate	(1.1)	81.9	(4.8)	—	(8.9)
Total	$3,497.2	$2,663.5	$4,610.0	$348.5	$2,254.7

2013:
Retirement and Investor
Services	$1,045.5	$1,933.1	$2,303.4	$75.0	$1,032.3
Principal Global Investors	—	16.3	—	—	513.2
U.S. Insurance Solutions	1,816.5	684.7	1,826.0	95.6	675.1
Corporate	0.4	47.4	(14.9)	—	(14.9)
Total	$2,862.4	$2,681.5	$4,114.5	$170.6	$2,205.7

2012:
Retirement and Investor
Services	$1,162.6	$2,075.1	$2,629.1	$84.8	$936.8
Principal Global Investors	—	14.9	—	—	423.6
U.S. Insurance Solutions	1,769.3	674.2	1,935.5	(2.5)	642.2
Corporate	3.0	47.6	(8.0)	—	69.6
Total	$2,934.9	$2,811.8	$4,556.6	$82.3	$2,072.2

(1)
Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.